Exhibit 99.2

NEWS RELEASE

Five Below, Inc. Announces Election of Bernard Kim to its Board of Directors

PHILADELPHIA, PA – (June 14, 2022) – Five Below, Inc. (NASDAQ: FIVE) today announced the election of Bernard Kim as a new independent director to its board of directors, effective immediately. Mr. Kim is the Chief Executive Officer of Match Group, Inc., a leading provider of digital technologies designed to help people make meaningful connections, and brings to the board senior leadership experience with growing technology companies including Zynga and Electronic Arts, both global leaders in digital interactive entertainment. With the addition of Mr. Kim, the board is expanded to 11 directors.

“We are excited to welcome Bernard to our Board of Directors,” said Tom Vellios, Co-Founder and Chairman of Five Below. “Bernard’s background creating digital experiences for customers that foster strong brand loyalty with an element of fun will be valuable as we continue to execute on the substantial long-term growth opportunity that exists for Five Below.”

“I am excited to join the board of Five Below, one of the highest growth retailers in the United States,” said Bernard Kim. “I’m impressed with Five Below’s unique value proposition. I look forward to working with the Board and the management team on key initiatives to help accelerate their digital strategies and set them up for continued success.”

About Five Below:

Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to “let go & have fun” in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,200 stores in 40 states. For more information, please visit https://www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:

Five Below, Inc.

Christiane Pelz

Vice President, Investor Relations & Treasury

215-207-2658

Christiane.Pelz@fivebelow.com